Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Andina Acquisition Corp. III (the “Company”) on Amendment No. 3 to Form S-4 (File No. 333-254927) of our report dated March 31, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Stryve Foods, LLC as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

June 22, 2021